PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Adrienne L. Miller

Secretary, ENB Financial Corp

717-738-5401

amiller@epnb.com

ENB FINANCIAL CORP AND THE EPHRATA NATIONAL BANK

ANNOUNCE LONG TERM SUCCESSION PLAN

EPHRATA, PA, July 21, 2025 - The Board of Directors of ENB Financial Corp (the “Corporation”), parent bank holding company of The Ephrata National Bank (“ENB”), announces that Jeffrey S. Stauffer has informed the Board of Directors of his intention to retire as President and CEO of the Corporation and The Ephrata National Bank on December 31, 2026. Mr. Stauffer has served in these positions since January 1, 2020 and has been with the Bank 43 years.

The Board has been engaged in an ongoing strategic planning and long term succession planning process. As part of this organizational development and succession planning, the Board has engaged in a process of interviewing, analyzing and evaluating candidates for the position of President and CEO. In conjunction with Mr. Stauffer’s announcement of his intention to retire on December 31, 2026, the Board has concluded its process and announced that Rachel G. Bitner, Treasurer of the Corporation, and EVP, Chief Financial Officer of ENB, will assume the role and title of President and CEO on January 1, 2027. Ms. Bitner, 47 years old, has been CFO of ENB since August 2021, and with the Bank 16 years. Ms. Bitner will become the 9th president in the Bank’s history.

The Board believes that it has developed, with the collaboration of Mr. Stauffer, an orderly and effective succession plan that will ensure a smooth, efficient and seamless transition of leadership over the next approximately 18 months.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from fourteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

(end)